Exhibit 4.2

APPOINTMENT OF

SUCCESSOR ADMINISTRATORS

PLACER STATUTORY TRUST II

This Appointment of Successor Administrators (this “Appointment”), is dated as of October 17, 2006 and is pursuant to Section 4.3(d) of the Amended and Restated Declaration of Trust between State Street Bank and Trust Company of Connecticut, National Association as Institutional Trustee Placer Capitol Co., II, as Sponsor and the Administrators named therein, dated as of December 18, 2001 (the “Amended and Restated Trust Agreement”). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Amended and Restated Trust Agreement.

WHEREAS, effective August 14, 2006, Ronald W. Bachli resigned as Administrator of Placer Statutory Trust II;

WHEREAS, J. Thomas Byrom, another Administrator of Placer Capitol Co., II, under the Amended and Restated Trust Agreement, is to be removed as Administrator by Placer Sierra Bancshares in its capacity as the Holder of Common Securities (the “Common Securityholder”) pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement;

WHEREAS, the Common Securityholder wishes to appoint successor Administrators pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement;

WHEREAS, Frank J. Mercardante, and Randall E. Reynoso, each a natural person over the age of 21, and the persons whom the Common Securityholder wishes to appoint as successor Administrators, wish to accept such appointment pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement; and

WHEREAS, David E. Hooston is currently an Administrator and the Common Securityholder wishes him to remain as an Administrator under the Amended and Restated Trust Agreement.

1.	Ronald W. Bachli, under the Amended and Restated Trust Agreement, resigned on August 14, 2006, and a successor Administrator is to be appointed.

2.	J. Thomas Byrom, Administrator under the Amended and Restated Trust Agreement, is hereby removed as Administrator pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement by the Common Securityholder.

3.	The Common Securityholder hereby appoints Frank J. Mercardante and Randall E. Reynoso as successor Administrators. This Appointment, when executed and acknowledged by Frank J. Mercardante and Randall E. Reynoso, and the successor Administrator, and delivered to Placer Statutory Trust II and the removed Administrator J. Thomas Byrom, shall constitute the instrument accepting such appointment pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement.

4.	Frank J. Mercardante and Randall E. Reynoso each hereby accept the appointment under the Amended and Restated Trust Agreement as successor Administrator, and accepts the rights, powers, trusts and duties of an Administrator with respect to the Capital Securities and the Trust, as if he/she were an original signatory in the capacity as Administrator (and not in an individual capacity) to the Amended and Restated Trust Agreement. This Appointment is executed and delivered by the retiring Administrators, the successor Administrators and the Common Securityholder pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement.

5.	All provisions of the Amended and Restated Trust Agreement shall remain unaffected by the foregoing amendment and shall remain in full force and effect.

6.	This Appointment shall become a legally effective and binding instrument as of the date hereof.

7.	This Appointment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Appointment as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:	/s/ Dave E Hooston
David E. Hooston
Chief Financial Officer

U.S. BANK NATIONAL ASSOCITION (successor in interest to State Street Bank and Trust Company of Connecticut, National Association), AS INSTITUTIONAL TRUSTEE

By:	/s/ Paul D. Allen
Name:
Title:

/s/ Frank J. Mercardante
Frank J. Mercardante, as successor Administrator

/s/ Randall E. Reynoso
Randall E. Reynoso, as successor Administrator

/s/ Thomas Byrom
J. Thomas Byrom, as removed Administrator